Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 23, 2012, on the financial statements of The Yacktman Funds, Inc., comprising The Yacktman Focused Fund and The Yacktman Fund, as of December 31, 2011, and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Yacktman Funds, Inc.’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 26, 2012